Exhibit 4.5

DESCRIPTION OF SECURITIES

As of April 24, 2020, NetApp, Inc. (“us,” “our” or “we”) had four classes of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended: (i) our common stock; (ii) our 3.375% Senior Notes due June 2021; (iii) our 3.25% Senior Notes due December 2022; and (iv) our 3.30% Senior Notes due September 2024.

DESCRIPTION OF COMMON STOCK

The following is a summary of information concerning our capital stock, our certificate of incorporation and our bylaws. This summary does not purport to be complete and does not contain all the information that may be important to you. This summary is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, each previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Annual Report on Form 10-K, of which this Exhibit 4.5 is a part, as well as the applicable provisions of the Delaware General Corporate Law (the “DGCL”). We encourage you to read our certificate of incorporation, our bylaws, and the applicable provisions of the DGCL carefully.

General

Our certificate of incorporation provides for one class of common stock and authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Our authorized capital stock consists of 890,000,000 shares, with a par value of $0.001 per share, of which:

•885,000,000 shares are designated as common stock; and

•5,000,000 shares are designated as preferred stock.

Common Stock

General

All issued and outstanding shares of our common stock are fully paid and nonassessable.

Voting Rights

Except as described below, each share of common stock is entitled to one vote at all meetings of stockholders. The holders of common stock are not entitled to cumulative voting rights in the election of directors.

Dividend Rights

Subject to the rights of any then-outstanding preferred stock, holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefor and to share ratably in the assets available for distribution upon liquidation.

No Preemptive or Similar Rights

Holders of our common stock have no preemptive, subscription or conversion rights and are not liable for further calls or assessments. There are no redemption or sinking fund provisions in effect with respect to the common stock.

Preferred Stock

Under our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock from time to time in one or more series and to determine the rights, preferences, privileges and restrictions, of those shares without any further vote or action by our stockholders. When shares of preferred stock are issued, certain rights of the holders thereof may materially affect the rights of the holders of the common stock, including voting rights and preferences in respect of dividends and liquidation.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and our bylaws contain provisions that could have certain anti-takeover effects. Among other things, our certificate of incorporation and our bylaws:

•	provide that stockholder action by written consent in lieu of a meeting is prohibited;
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establish an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors and with regard to certain matters to be brought before a meeting of our stockholders; and

•	authorizes our board of directors to fix, with respect to any series of preferred stock, the rights, preferences, privileges and restrictions of shares of such series.

In addition, Section 203 of the DGCL is applicable to us. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date that the stockholder acquires 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by our board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder; and
•	any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of our capital stock.

The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

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prior to the time that any stockholder became an interested stockholder, our board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock; or

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the interested stockholder owns at least 85% of our outstanding voting stock as a result of a transaction in which such stockholder acquired 15% or more of our outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is P.O. Box 505005, Louisville, KY 40233-5005.

Market Listing

Our common stock is listed on The NASDAQ Global Select Market under the symbol “NTAP.”

DESCRIPTION OF DEBT SECURITIES

The following description of our 3.375% Senior Notes due 2021 (the “2021 notes”), 3.25% Senior Notes due 2022 (the “2022 notes”) and 3.300% Senior Notes due 2024 (the “2024 notes”) is a summary and does not purport to be complete.

The Notes

The 2021 notes

In June 2014 we issued $500,000,000 aggregate principal amount of the 2021 notes. As of April 24, 2020, the outstanding principal balance of the 2021 notes is $500,000,000.

The 2021 notes initially are limited to $500,000,000 aggregate principal amount (subject, in each case, to our rights to issue additional notes as described under “—General—Further Issuances” below). The 2021 notes accrue interest at a rate of 3.375% per year. The 2021 notes mature on June 15, 2021 unless redeemed or repurchased prior to that date. Interest accrues on the 2021 notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the 2021 notes), payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2014.

The 2022 notes

In December 2012 we issued $250,000,000 aggregate principal amount of the 2022 notes. As of April 24, 2020, the outstanding principal balance of the 2022 notes is $250,000,000.

The 2022 notes initially are limited to $250,000,000 aggregate principal amount (subject, in each case, to our rights to issue additional notes as described under “General—Further Issuances” below). The 2022 notes accrue interest at a rate of 3.25% per year. The 2022 notes mature on December 15, 2022 unless redeemed or repurchased prior to that date. Interest accrues on the 2022 notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the 2022 notes), payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2013.

The 2024 notes

In September 2017 we issued $400,000,000 aggregate principal amount of the 2024 notes. As of April 24, 2020, the outstanding principal balance of the 2024 notes is $250,000,000.

The 2024 notes initially are limited to $400,000,000 aggregate principal amount (subject, in each case, to our rights to issue additional notes as described under “General—Further Issuances” below). The 2024 notes accrue interest at a rate of 3.300% per year. The 2024 notes mature on September 29, 2024 unless redeemed or repurchased prior to that date. Interest accrues on the 2024 notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the 2024 notes), payable semiannually in arrears on March 29 and September 29 of each year, beginning on September 29, 2017.

General

The 2021 notes were issued as a separate series of debt securities under an indenture dated as of December 12, 2012, between us and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture entered into concurrently with the delivery of the 2021 notes (as so supplemented, the “2021 indenture”). The 2022 notes were issued as a separate series of debt securities under an indenture dated as of December 12, 2012, between us and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture entered into concurrently with the delivery of the 2022 notes (as so supplemented, the “2022 indenture”). The 2024 notes were issued as a separate series of debt securities under an indenture dated as of December 12, 2012, between us and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture entered into concurrently with the delivery of the 2024 notes (as so supplemented, the “2024 indenture”). The following summary of provisions of the 2021 indenture, the 2022 indenture, the 2024 indenture, the 2021 notes, the 2022 notes and the 2024 notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the 2021 indenture, 2022 indenture and 2024 indenture including definitions therein of certain terms and provisions made a part of the 2021 indenture, 2022 indenture and 2024 indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The 2021 notes, 2022 notes and 2024 notes have the following basic terms:

•	The 2021 notes, 2022 notes and 2024 notes are our senior unsecured obligations and rank equally with all of our other existing and future unsecured and unsubordinated debt obligations.
•	The 2021 notes, 2022 notes and 2024 notes effectively rank junior to all liabilities of our subsidiaries.
•	We may redeem the 2021 notes, 2022 notes and 2024 notes, in whole or in part, at any time at our option at the prices described under “—Optional Redemption” below.
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We may be required to repurchase the 2021 notes, 2022 notes and 2024 notes, in whole or in part, at your option in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes upon a Change of Control Repurchase Event” below.

•	The 2021 notes, 2022 notes and 2024 notes were issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
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The 2021 notes, 2022 notes and 2024 notes are represented by one or more global notes registered in the name of a nominee of DTC, but in certain circumstances may be represented by notes in definitive form (see “—Book-entry; Delivery and Form; Global Notes” below).

•	The 2021 notes, 2022 notes and 2024 notes are exchangeable and transferable at an office or agency maintained for such purposes (which initially will be the corporate trust office of the trustee).

Interest will be paid to the person in whose name that note is registered at the close of business on June 1 or December 1, in the case of the 2021 notes and the 2022 notes and March 14 or September 14, in the case of the 2024 notes. Interest on the 2021 notes, 2022 notes and 2024 notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” when used with respect to any note, means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York (or such other place of payment as may be subsequently specified by us) are authorized or obligated by law or executive order to close.

The 2021 notes, 2022 notes and 2024 notes are not subject to any sinking fund.

We may, subject to compliance with applicable law, at any time purchase any of the 2021 notes, 2022 notes or 2024 notes in the open market or otherwise.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the 2021 notes, 2022 notes and 2024 notes will be payable, and the 2021 notes, 2022 notes and 2024 notes may be exchanged or transferred, at the office or agency we maintain for such purpose (which initially will be the corporate trust office of the trustee located at 633 West Fifth Street, 24th Floor, Los Angeles, CA 90071, Attention: Corporate Trust Services). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the 2021 notes, 2022 notes and 2024 notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption during a period of 15 days before the electronic delivery or mailing of a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of that note for all purposes.

All amounts of principal of and premium, if any, and interest on the 2021 notes, 2022 notes and 2024 notes paid by us that remain unclaimed two years after such payment was due and payable will be repaid to us, and the holders of such notes will thereafter look solely to us for payment.

Ranking

The 2021 notes, 2022 notes and 2024 notes are our senior unsecured and unsubordinated obligations and rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. However, the 2021 notes, 2022 notes and 2024 notes are structurally subordinated to the indebtedness of our subsidiaries and will be effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing such indebtedness. Claims of the creditors of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holder of the 2021 notes, 2022 notes and 2024 notes. Accordingly, the 2021 notes, 2022 notes and 2024 notes are effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of our subsidiaries.

Optional Redemption

We may redeem the 2021 notes and the 2024 notes at our option, either in whole or in part, at any time two months prior to the maturity date, and the 2022 notes at our option, either in whole or in part, at any time three months prior to the maturity date at a redemption price equal to the greater of the following amounts, plus accrued and unpaid interest thereon to, but not including, the redemption date:

•	100% of the aggregate principal amount of the 2021 notes, 2022 notes and 2024 notes to be redeemed; and
•	the sum of the present values of the Remaining Scheduled Payments.

In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 20 basis points in the case of the 2021 notes, 30 basis points in the case of the 2022 notes and 20 basis points in the case of the 2024 notes.

At any time on or after April 15, 2021 (two months prior to the maturity date of the 2021 notes), we may redeem the 2021 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2021 notes, plus accrued and unpaid interest thereon to the date of redemption.

At any time on or after September 15, 2022 (three months prior to the maturity date of the 2022 notes), we may redeem the 2022 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2022 notes, plus accrued and unpaid interest thereon to the date of redemption.

At any time on or after July 29, 2024 (teo months prior to the maturity date of the 2024 notes), we may redeem the 2024 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2024 notes, plus accrued and unpaid interest thereon to the date of redemption.

The following terms are relevant to the determination of the redemption price.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the applicable notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four applicable

Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means the Reference Treasury Dealer we appoint as Independent Investment Banker (initially, Goldman, Sachs & Co. or J.P. Morgan Securities LLC in the case of the 2021 notes; and J.P. Morgan Securities LLC or Morgan Stanley & Co. LLC in the case of the 2022 notes and the 2024 notes).

“Reference Treasury Dealer” means Goldman, Sachs & Co. and J.P. Morgan Securities LLC in the case of the 2021 notes, J.P. Morgan Securities LLC or Morgan Stanley & Co. LLC in the case of the 2022 notes and the 2024 notes, and two other primary treasury dealers selected by us, and each of their respective successors and any other primary treasury dealers selected by us, provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), we will substitute another primary treasury dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated yield to maturity (computed as of the third business day immediately preceding that redemption date) of the applicable Comparable Treasury Issue, assuming a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

Notice of any redemption will be electronically delivered or mailed at least 30 days but not more than 60 days before the redemption date to each holder of the 2021 notes, 2022 notes and 2024 notes to be redeemed. In the event that we choose to redeem less than all of the 2021 notes, 2022 notes and 2024 notes of a series, selection of the 2021 notes, 2022 notes and 2024 notes for redemption will be made by the trustee on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 2021 notes, 2022 notes and 2024 notes, or portions thereof, called for redemption.

Certain Covenants

The 2021 indenture, 2022 indenture and 2024 indenture governing the 2021 notes, the 2022 notes and 2024 notes, respectively, contains covenants limiting our ability and our subsidiaries’ ability to:

•	create certain liens;
•	enter into certain sale and leaseback transactions; and
•	consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person.

Purchase of Notes upon a Change of Control Repurchase Event

If a change of control repurchase event occurs, unless we have exercised our right to redeem the 2021 notes, 2022 notes and 2024 notes as described above under “—Optional Redemption,” or we have defeased the 2021 notes, 2022 notes and 2024 notes or we have satisfied and discharged the 2021 notes, 2022 notes and 2024 notes, we will be required to make an offer to each holder of the 2021 notes, 2022 notes and 2024 notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the 2021 notes, 2022 notes and 2024 notes repurchased plus any accrued and unpaid interest on the 2021 notes, 2022 notes and 2024 notes repurchased to, but not including, the date of repurchase.

Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will electronically deliver or mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the 2021 notes, 2022 notes and 2024 notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is electronically delivered or mailed (the “Change of Control Payment Date”). The notice shall, if electronically delivered or mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 2021 notes, 2022 notes and 2024 notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the 2021 notes, 2022 notes and 2024 notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the 2021 notes, 2022 notes and 2024 notes by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all the 2021 notes, 2022 notes and 2024 notes or portions of the 2021 notes, 2022 notes and 2024 notes properly tendered pursuant to its offer;
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deposit with the paying agent an amount equal to the change of control payment in respect of all the 2021 notes, 2022 notes and 2024 notes or portions of the 2021 notes, 2022 notes and 2024 notes properly tendered; and

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deliver or cause to be delivered to the trustee the 2021 notes, 2022 notes and 2024 notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased, that the conditions for making an offer to repurchase in connection with a change in control repurchase event have been complied with, and that the offer to repurchase has been made in compliance with the 2021 indenture, 2022 indenture and 2024 indenture.

The paying agent will promptly deliver to each holder of notes properly tendered the payment for the 2021 notes, 2022 notes and 2024 notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

We will not be required to make an offer to repurchase the 2021 notes, 2022 notes and 2024 notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

If holders of not less than 95% in aggregate principal amount of the applicable series of outstanding notes validly tender and do not withdraw such notes in an offer to repurchase the 2021 notes, 2022 notes and 2024 notes upon a change of control repurchase event and we, or any third party making an offer to repurchase the 2021 notes, 2022 notes and 2024 notes upon a change of control repurchase event in lieu of us, as described above, purchases all of the 2021 notes, 2022 notes and 2024 notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the Change of Control Payment Date, to redeem all notes of that series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

The change of control repurchase event feature of the 2021 notes, 2022 notes and 2024 notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the 2021 indenture, 2022 indenture and 2024 indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the 2021 notes, 2022 notes and 2024 notes. Restrictions on our ability to incur liens and enter into sale and leaseback transactions are contained in the covenants as described under “—Certain Covenants.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, however, the 2021 indenture, 2022 indenture and 2024 indenture will not contain any covenants or provisions that may afford holders of the 2021 notes, 2022 notes and 2024 notes protection in the event of a highly leveraged transaction.

The phrase “all or substantially all,” as used with respect to our assets and subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets and the assets of our subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear. In addition, it should be noted that recent case law suggests that, in the event that incumbent directors are replaced as a result of a contested election, issuers may nevertheless avoid triggering a change of control under a clause similar to clause (4) of the definition of “change of control,” if the outgoing directors were to approve the new directors (without endorsing them or while simultaneously recommending and endorsing its own slate) for the purpose of such change of control clause.

We may not have sufficient funds to repurchase all of the 2021 notes, 2022 notes and 2024 notes upon a change of control repurchase event. In addition, even if we have sufficient funds, our ability to repurchase the 2021 notes, 2022 notes and 2024 notes may be limited by law or under the terms of our future debt instruments.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one or more of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), including any group defined as a person for the purpose of Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock; (4) the first day on which a majority of the members of our board of directors cease to be continuing directors, with respect to the 2021 notes and 2022 notes only; or (5) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the outstanding voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or parent entity thereof immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction will not be considered to be a change of control if (a) we become a direct or indirect wholly-owned subsidiary of another person and (b) immediately following that transaction, a majority of the voting stock of such person is held by the direct or indirect holders of our voting stock immediately prior to such transaction and in substantially the same proportion as immediately prior to such transaction.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“continuing directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the issuance of the 2021 notes, 2022 notes and 2024 notes; or (2) was nominated for election, elected or appointed to our board of directors with the approval (either by specific vote or by approval by our board of directors in our proxy statement in which such member was named as a nominee for election as a director without objection by our board of directors to such nomination) of a majority of the continuing directors who were members of our board of directors at the time of such nomination, election or appointment.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the 2021 notes, 2022 notes and 2024 notes or fails to make a rating of the 2021 notes, 2022 notes and 2024 notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Rule 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“rating category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another rating agency. In determining whether the rating of the 2021 notes, 2022 notes and 2024 notes has decreased by one or more gradations, gradations within rating categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB – to B+, will constitute a decrease of one gradation).

“ratings event” means the occurrence of the events described in (a), (b) or (c) below during the period commencing on the date of our first public announcement of any change of control (or pending change of control) (the “rating date”) and ending 60 days following consummation of such change of control (which period shall be extended so long as the rating of the 2021 notes, 2022 notes and 2024 notes is under publicly announced consideration for a possible downgrade by any of the rating agencies): (a) in the event the 2021 notes, 2022 notes and 2024 notes are rated by both rating agencies on the rating date as investment grade, the rating of such notes shall be reduced so that such notes are rated below investment grade by both rating agencies, (b) in the event the 2021 notes, 2022 notes and 2024 notes (1) are rated investment grade by one rating agency and below investment grade by the other rating agency on the rating date, the rating of such notes by such rating agency rating such notes as investment grade shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories) so that such notes are then rated below investment grade by both rating agencies or (2) are rated below investment grade by both rating agencies on the rating date, the rating of such notes by either rating agency shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories) or (c) fewer than two rating agencies provide a rating for the 2021 notes, 2022 notes and 2024 notes.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Further Issuances

We may from time to time, without notice to or the consent of the holders of the 2021 notes, 2022 notes and 2024 notes, create and issue additional notes having the same terms as, and ranking equally and ratably with the 2021 notes, 2022 notes and 2024 notes in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes); provided that, if the additional notes are not fungible with the 2021 notes, 2022 notes and 2024 notes offered hereby for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the 2021 notes, 2022 notes and 2024 notes and will vote together as one class on all matters with respect to the 2021 notes, 2022 notes and 2024 notes.

Events of Default

Each of the following is an “event of default” under the 2021 indenture, 2022 indenture and 2024 indenture for the 2021 notes, 2022 notes and 2024 notes, respectively:

•	A default in the payment of the principal or any premium on notes when due (whether at maturity, upon acceleration, redemption or otherwise).
•	A default for 30 days in the payment of interest on notes when due.
•

A failure by us to observe or perform any other term of the 2021 indenture, 2022 indenture and 2024 indenture (other than those referred to in the two bullets above) for a period of 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of not less than 25% of the principal amount of the 2021 notes, 2022 notes and 2024 notes of the affected series.

•	Certain events in bankruptcy, insolvency or reorganization with respect to us.
•	A failure by us to repurchase notes tendered for repurchase following the occurrence of a change of control repurchase event.
•

A (a) failure to make any payment at maturity, including any applicable grace period, of any of our indebtedness (other than indebtedness we owe to any of our subsidiaries) in an amount in excess of $100 million and continuance of this failure to pay or (b) default on any of our indebtedness (other than indebtedness we owe to any of our subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $100 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured.

Same-day Settlement and Payment

The 2021 notes, 2022 notes and 2024 notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the 2021 notes, 2022 notes and 2024 notes in certificated form. DTC will therefore require secondary market trading activity in the 2021 notes, 2022 notes and 2024 notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the 2021 notes, 2022 notes and 2024 notes.

Book-entry; Delivery and Form; Global Notes

General

The 2021 notes, 2022 notes and 2024 notes will be issued in registered, global form, in minimum denominations of $2,000 with integral multiples of $1,000 thereof. Initially, the 2021 notes, 2022 notes and 2024 notes will be represented by one or more permanent global certificates (the “global notes”) (which may be subdivided) in definitive, fully registered form without interest coupons. The global notes will be issued on the issue date only against payment in immediately available funds.

The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of Cede & Co. (DTC’s partnership nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC, as described below under “—Depositary Procedures.”

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), which may change from time to time. DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC

(“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We do not take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and to facilitate the clearance and settlement of transactions in those securities among DTC’s participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC’s system is also available to other entities such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to the procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the global notes; and
•

ownership of such interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. Euroclear and Clearstream may hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the global notes, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the 2021 indenture, 2022 indenture and 2024 indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the 2021 indenture, 2022 indenture and 2024 indenture. Under the terms of the 2021 indenture, 2022 indenture and 2024 indenture, we and the trustee will treat the persons in whose names the 2021 notes, 2022 notes and 2024 notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes.

Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the 2021 notes, 2022 notes and 2024 notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. The account of each relevant participant is credited with an amount proportionate to the amount of its interest in the principal amount of the global notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices, and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the 2021 notes, 2022 notes and 2024 notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the 2021 notes, 2022 notes and 2024 notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the 2021 notes, 2022 notes and 2024 notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act; or

•	we notify the trustee in writing that we have elected to cause the issuance of certificated notes under the 2021 indenture, 2022 indenture and 2024 indenture.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Payment and Paying Agents

Payments on the global notes will be made in U.S. dollars by wire transfer. If we issue definitive notes, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the 2021 notes, 2022 notes and 2024 notes. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the 2021 notes, 2022 notes and 2024 notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for notes in definitive form, notices to holders of the 2021 notes, 2022 notes and 2024 notes will be sent electronically or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.

Governing Law

The 2021 indenture, 2022 indenture and 2024 indenture and the 2021 notes, 2022 notes and 2024 notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The trustee’s current address is U.S. Bank National Association, 633 West Fifth Street, 24th Floor, Los Angeles, CA 90071, Attention: Corporate Trust Services. The trustee is one of a number of banks with which we maintain ordinary banking relationships.

The 2021 indenture, 2022 indenture and 2024 indenture provide that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the 2021 indenture, 2022 indenture and 2024 indenture. During the existence of an event of default, the trustee must exercise such rights and powers vested in it as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The 2021 indenture, 2022 indenture and 2024 indenture and provisions of the Trust Indenture Act incorporated by reference in the 2021 indenture, 2022 indenture and 2024 indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest (as defined in the 2021 indenture, 2022 indenture and 2024 indenture or in the Trust Indenture Act), it must eliminate that conflict or resign.